AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”) is between iHeartMedia Management Services, Inc. (such entity together with all past, present, and future parents, divisions, operating companies, subsidiaries, and affiliates are referred to collectively herein as “Company”) and Jordan R. Fasbender (“Employee”).
1.TERM OF EMPLOYMENT
This Agreement commences effective as of October 1, 2024 (“Effective Date”) and shall continue until September 30, 2026 (the “Initial Term”). On October 1, 2026 and each anniversary thereof, the term of this Agreement shall be automatically extended for successive one (1) year periods (each, a “Renewal Term”) unless either Company or Employee elects not to extend this Agreement by giving at least sixty (60) days’ advance written notice of non-renewal to the other party that the Employment Period shall not be extended; provided, that, during the Initial Term, no later than June 1, 2026, Company shall either provide advance written notice of non-renewal or shall commence discussions with Employee regarding any modifications to this Agreement. If this Agreement is extended pursuant to the foregoing provisions, all terms and conditions of this Agreement shall remain the same; provided, however, that the terms of this Agreement may be modified in accordance with Section 19(c). Notwithstanding the foregoing, Employee’s employment may be earlier terminated by either party as set forth in Section 7. Employee’s period of employment hereunder, whether during the Initial Term or a Renewal Term, shall be referred to as the “Employment Period”.
2.TITLE AND EXCLUSIVE SERVICES
(a)Title and Duties. Employee’s title is Executive Vice President, Chief Legal Officer and Corporate Secretary, reporting directly to the Chief Executive Officer of Company. Employee will perform job duties that are usual and customary for this position based in Company’s New York City offices.
(b)Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period, except board or advisory board work as agreed in writing between Employee and the Chief Executive Officer. Employee may also participate in professional, civic or charitable organizations (and manage her personal investments) so long as such participation is unpaid and does not unreasonably interfere with the performance of Employee’s duties.
3.COMPENSATION AND BENEFITS
(a)Base Salary. Employee shall initially be paid an annualized salary of Eight Hundred Twenty Five Thousand Dollars ($825,000.00), including retroactively from October 1, 2024 (pro-rated on a daily basis in respect of the period commencing October 1, 2024 through the date hereof, and paid in a lump sum on Company’s first regularly scheduled payroll date following the date hereof). Beginning on October 1, 2025, Employee’s Base Salary will be Eight Hundred Fifty Thousand Dollars ($850,000.00) (Employee’s annualized salary as in effect from time to time, the “Base Salary”). The Base Salary shall be payable in accordance with Company’s regular payroll practices and pursuant to Company policy, which may be amended from time to time. Employee is eligible and will be considered for salary increases (but not decreases) at Company’s discretion based on Company and/or individual performance.

(b)Vacation. Employee is eligible for 20 vacation days subject to the Employee Guide.
(c)Annual Bonus. Eligibility for an Annual Bonus is based on the legal executive bonus plan criteria established by Company. The payment of any Annual Bonus shall be no later than March 15 of each calendar year following the year in which the Annual Bonus was earned, within the Short-Term Deferral period under the Internal Revenue Code Section 409A (“Section 409A”) and applicable regulations. Commencing with Company’s 2024 fiscal year, Employee’s bonus Target shall be 115% of Employee’s highest Base Salary during the year in which the Annual Bonus is earned (as applicable, the “Target Annual Bonus”).
(d)Long Term Incentive Grant. For each calendar year during the Employment Period, Employee shall be eligible to participate in any annual long-term incentive program instituted by Company for its senior executives on similar terms and values applicable to similarly situated executives (but with a target aggregate grant-date fair value no less than One Millions Dollars $1,000,000, commencing with Company’s 2025 fiscal year) holding the same level of executive seniority and responsibility and consistent with prior grants made to Employee, with the actual grant subject to approval by the Board or its Compensation Committee, as applicable, in the same manner as approval for such similarly situated executives. Notwithstanding the generality of the foregoing, the Board (or its Compensation Committee) shall determine in its sole discretion whether to grant an annual award to Employee. For the avoidance of doubt, for the purpose of any such long-term incentive program and any long-term incentive award held by Employee, the terms “Cause”, “Disability” and “Good Reason” (or any analogous term) shall have the definitions set forth in this Agreement with respect to Employee.
(e)Benefits. Employee will be eligible to participate in various benefit programs provided by Company on the same terms and conditions as they are generally made available to other similarly situated executive employees.
(f)Expenses. Company will reimburse Employee for business expenses, consistent with past practices pursuant to Company policy. Employee may fly business class when travelling for business related purposes on individual flights lasting four (4) hours or more. Any reimbursement that would constitute nonqualified deferred compensation shall be paid pursuant to Section 409A.
(g)Compensation pursuant to this section shall be subject to overtime eligibility, if applicable, and in all cases be less applicable payroll taxes and other deductions.
4.NONDISCLOSURE OF CONFIDENTIAL INFORMATION
(a)Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s marketing plans, growth strategies, target lists, performance goals, operational and programming strategies, specialized training expertise, employee development, engineering information, sales information, client and customer lists, contracts, representation agreements, pricing and ratings information, production and cost data, fee information, strategic business plans, budgets, financial statements, technological initiatives, proprietary research or software purchased or developed by Company, content distribution, information about employees obtained by virtue of an employee’s job responsibilities and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (i) it is necessary in connection with performing Employee’s duties; or (ii) Employee is required by court order or subpoena to disclose the Confidential Information, provided that Employee shall promptly inform Company, if legally permissible, shall cooperate with Company to obtain a protective order or otherwise restrict disclosure (at Company’s sole cost), and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use trade secrets in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.
(b)Employee understands, agrees and acknowledges that the provisions in this Agreement do not prohibit or restrict Employee from communicating with the DOJ, SEC, DOL, NLRB, EEOC or any other governmental authority, exercising Employee’s rights, if any, under the National Labor Relations Act to engage in protected concerted activity, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority or cooperating with or participating in a legal proceeding relating to such violations including providing documents or other information. Employee is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
(c)The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason. Further, this Section 4 shall not be applied to interfere with Employee’s Section 7 rights under the National Labor Relations Act.
5.NON-INTERFERENCE WITH COMPANY EMPLOYEES AND ON-AIR TALENT
(a)To further preserve Company’s Confidential Information, goodwill and legitimate business interests, during employment and for eighteen (18) months after employment ends (the “Non-Interference Period”), Employee will not, directly, hire, engage or solicit any then-current employee or on-air talent of Company with whom Employee, within the twelve (12) months prior to Employee’s termination, had contact, supervised or received Confidential Information about, to provide services elsewhere or cease providing services to Company.
(b)The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.
6.NON-SOLICITATION OF CLIENTS
(a)To further preserve Company’s Confidential Information, goodwill and legitimate business interests, for eighteen (18) months after employment ends (the “Non-Solicitation Period”),

Employee will not, directly solicit Company’s clients with whom Employee, within the twelve (12) months prior to Employee’s termination, engaged, had contact or received Confidential Information about (“Restricted Clients”). For the purposes of this Section, “solicit” shall mean (i) inducing or attempting to induce Restricted Clients to diminish or cease doing business with Company; (ii) inducing or attempting to induce Restricted Clients to advertise with or sponsor any other entity engaged in the sale of advertising on media platforms; or (iii) inducing or attempting to induce Restricted Clients to enter into any transaction which would have an adverse effect on Company.
(b)The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.
7.TERMINATION
This Agreement and/or Employee’s employment may be terminated at any time by mutual written agreement, approved by (i) Company in writing, and (ii) a representative of Company’s Legal Department, or:
(a)Death. The date of Employee’s death shall be the termination date.
(b)Disability. Company may terminate this Agreement and/or Employee’s employment as a result of Employee’s Disability. “Disability” means Employee’s inability to perform the essential functions of Employee’s full-time position for more than 180 days in any 12-month period, subject to applicable law.
(c)Termination By Company. Company may terminate employment with or without Cause. “Cause” means:
(i)willful misconduct in connection with Employee’s employment, including, without limitation, violation of sexual or other harassment policy, misappropriation of or material misrepresentation regarding property of Company, other than customary and de minimis use of Company property for personal purposes;
(ii)continued refusal to perform Employee’s duties, including following the lawful directives of Company’s Chief Executive Officer or Board (other than as a result of Employee’s physical or mental infirmity);
(iii)a conviction of, or a plea of nolo contendere by Employee to, a felony or fraud, theft, embezzlement, or a crime involving moral turpitude);
(iv)a material breach of this Agreement; or
(v)a significant violation of Company’s employment and management policies.
If Company elects to terminate Employee for Cause under clauses (ii), (iii), (iv) or (v) of this Section 7(c), Employee shall have ten (10) days to cure to the reasonable satisfaction of Company after written notice, except where such cause, by its nature, is not curable as determined by Company. No action or inaction shall be treated as willful unless done or not done without an objectively reasonable belief it was in the best interests of Company. Poor performance shall not in and of itself constitute Cause, and Employee shall not be terminated for Cause based upon following the direction of Company’s Chief Executive Officer or the advice of counsel to Company. Employee shall not be terminated for Cause absent a resolution by the Board and the opportunity to be heard (with her counsel present if she so elects) before the Board.
(d)Termination By Employee with Good Reason or by Employee without Good Reason. Employee may terminate Employee’s employment at any time for any or no reason, including with Good Reason or by Employee without Good Reason. For purposes of this Agreement, “Good Reason” means any of the following without Employee’s express written consent: (i) Company’s failure to comply with a material term of this Agreement; (ii) a substantial and unusual increase in responsibilities, duties or authority without an offer of additional reasonable compensation as determined reasonably and in good faith by Company in light of compensation for other senior executives of Company; (iii) a substantial reduction in responsibilities or authority (including (A) any diminution in Employee’s title or Employee ceasing to serve as the most senior legal officer of a publicly traded company within Company’s affiliated group or (B) Employee no longer reporting directly to the Chief Executive Officer of Company or its successor (including its parent, if applicable), (iv) a requirement for Employee to be based or render a substantial portion of services in an area other than the New York City metropolitan area at the principal office of Company or (v) a material reduction in Employee’s base salary or performance bonus opportunity. If Employee elects to terminate Employee’s employment with “Good Reason,” Employee must provide Company written notice within thirty (30) days following Employee’s knowledge of the occurrence of the event which would constitute Good Reason, after which Company shall have thirty (30) days to cure. If Company has not cured and Employee elects to terminate Employee’s employment, Employee must do so within thirty (30) days after the end of the cure period. If Employee elects to terminate Employee’s employment without Good Reason, (i) Employee must provide Company with ninety (90) days’ written notice, (ii) Employee’s employment and the Employment Period shall terminate on the effective date of the resignation set forth in the notice of resignation and (iii) Company may, at its sole discretion, instruct Employee to perform no more job responsibilities and cease Employee’s active employment prior to the termination date, including immediately upon or following receipt of such notice from Employee.
8.COMPENSATION UPON TERMINATION
(a)Death. Company shall, within thirty (30) days following the termination of Employee’s employment as a result of Employee’s death, pay to Employee’s designee or, if no person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary and any unpaid prior year bonus, if any, through the date of termination, the Pro-Rata Bonus (as defined below) and any payments required under applicable employee benefit plans (including accrued vacation and unreimbursed business expenses). Except to the extent more favorable treatment is set forth in the applicable award agreement, any long-term incentive awards granted to Employee following the date hereof, which are scheduled to vest in the then-current contract year (April 1 to March 31) shall accelerate and vest (and settle if applicable), effective as of the date of such termination.
(b)Disability. Company shall, within thirty (30) days following its termination of Employee’s employment as a result of Employee’s Disability, pay all accrued and unpaid Base Salary and any unpaid prior year bonus, if any, through the termination date, the Pro-Rata Bonus, and any payments required under applicable employee benefit plans (including accrued vacation and unreimbursed business expenses). Except to the extent more favorable treatment is set forth in the applicable award agreement, any long-term incentive awards granted to Employee following the date hereof, which are scheduled to vest in the then-current contract year (April 1 to March 31) shall accelerate and vest (and settle if applicable), effective as of the date of such termination.
(c)Termination By Company For Cause or by Employee without Good Reason or Employee’s Non-Renewal: Company shall, within thirty (30) days following termination of Employee’s employment by Company for Cause or by Employee without Good Reason or as of the end of the Employment Period following Employee issuing a written notice of non-renewal of this Agreement pursuant to Section 1, pay to Employee Employee’s accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans (including accrued vacation and unreimbursed business expenses).
(d)Termination By Company Without Cause/Termination By Employee with Good Reason/Non-Renewal by Company.
(i)If Company terminates Employee’s employment without Cause, or if Employee terminates employment with Good Reason (and such termination is not a Change in Control Termination) or as of the end of the Employment Period following Company issuing a written notice of non-renewal of this Agreement pursuant to Section 1, Company shall pay Employee within thirty (30) days following termination of Employee’s employment the accrued and unpaid Base Salary through the termination date determined by Company, unpaid prior year bonus, if any, and any payments required under applicable employee benefit plans (including accrued vacation and unreimbursed business expenses).
(ii)In addition, subject to Section 8(d)(iii), below, Company shall pay Employee (w) an amount equal to eighteen (18) months of Employee’s current Base Salary; (x) the COBRA Amount; (y) an amount equal to one and one-half (1.5) times Employee’s Target Annual Bonus for the year in which termination occurs; and (z) the Pro-Rata Bonus, (collectively, such payments under this Section 8(d), the “Severance Payment”). Subject to Section 8(d)(iii) below, Company shall also provide Employee with the Additional Vesting.
A.The COBRA Amount shall mean an amount in cash equal to the assumed COBRA premiums Employee would pay if Employee elected COBRA coverage for eighteen (18) months, for the health benefits coverage Employee had immediately prior to the termination date under the plan(s) in which Employee was participating immediately prior to the termination date, less Employee’s normal contribution for such coverage. For the avoidance of doubt, Employee shall be solely responsible for timely enrolling for any COBRA or Marketplace coverage and paying any required premiums and Company is not placing any restrictions upon the use by Employee of such payment(s) as a condition upon the receipt of the payment(s) under this Section 8.
B.The Pro-Rata Bonus shall mean a pro-rata portion of the Target Annual Bonus for the year of termination equal to the product of (x) the number of days Employee was employed by Company during the fiscal year of Employee’s termination of employment, divided by 365 and (y) Employee’s Target Annual Bonus for the year in which Employee’s termination of employment occurs.
C.The Additional Vesting shall mean (i) with respect to time-based awards, an additional 18 months of service credit (less any earned pro-rated vesting provided for in the applicable award agreement upon such termination) and (ii) with respect to performance-based awards an additional 18 months of service credit (less any pro-rated service credit provided for in the applicable award agreement upon such termination) (e.g., if pro rated vesting or service credit upon such termination is 6 months, an additional 12 months of vesting or service credit would be provided hereunder); provided, that, in each case the number of months of service credit provided shall not be less than zero (0) . The Additional Vesting shall apply to those certain restricted stock units and those certain performance-based restricted stock units, in each case, granted on May 9, 2022 and any long-term incentive awards granted to Employee following the date hereof. The terms and conditions of the underlying award agreements shall govern the timing of settlement of any restricted stock units or performance-based restricted stock units subject to the Additional Vesting.
(iii)Payment of the Severance Payment and the Additional Vesting shall be subject to and conditioned upon Employee’s execution and non-revocation of a Severance Agreement and General Release of Claims in substantially the form attached hereto as Exhibit A (the “Release”), which shall be provided by Company to Employee no later than five (5) business days following Employee’s termination. Company will pay Employee the Severance Payments in substantially equal installments on Company’s regularly scheduled payroll dates during the eighteen (18) month period following the Release Effective Date (as defined in the Release).
(iv)Company agrees that Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by Company and that if Employee becomes eligible to participate in other health and/or welfare plans, such eligibility alone shall not affect Employee’s and Employee’s eligible dependents’ entitlement to continued participation in any group health, dental and vision insurance plans in which Employee and Employee’s eligible dependents are then enrolled. Except as hereinafter provided in Section 8(e)(v), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment through self-employment or by another employer, by retirement benefits, by unemployment compensation, by offset against any amount claimed to be owed by Employee to Company, or otherwise.
(e)Termination By Company Without Cause/ Termination By Employee with Good Reason in connection with a Change in Control.
(i)If Company terminates employment without Cause or as of the end of the Employment Period following Company issuing a written notice of non-renewal of this Agreement pursuant to Section 1, or if Employee terminates employment with Good Reason, during the ninety (90) days prior or twelve (12) months following a Change in Control (as defined in the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan) (or otherwise prior to a Change in Control but after the execution of a definitive agreement which results in a Change in Control) (each, a “CIC Termination”), Company will pay the accrued and unpaid Base Salary through the termination date determined by Company, unpaid prior year bonus, if any, and any payments required under applicable employee benefit plans.
(ii)In addition, subject to Section 8(e)(iii) below, Company will pay (w) an amount equal to 24 months of Employee’s current Base Salary; (x) an amount equal to one and one-third (1⅓) times the COBRA Amount; (y) an amount equal to two (2) times Employee’s Target Annual Bonus for the year in which termination occurs; and (z) the Pro-Rata Bonus, the “CIC Severance Payment”). Subject to Section 8(e)(iii) below, to the extent that Employee’s Equity Awards do not otherwise vest in connection with a Change in Control or a qualifying termination thereafter in accordance with their terms, Company shall provide Employee with the Additional Vesting.
(iii)Payment of the CIC Severance Payment and the Additional Vesting, if applicable, shall be subject to and conditioned upon Employee’s execution and non-revocation of the Release, which shall be provided by Company to Employee no later than five (5) business days following Employee’s termination. Company will pay Employee the CIC Severance Payments in a lump sum on Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in the Release) or if later, the closing of the Change in Control.
(iv)Company agrees that Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by Company and that if Employee becomes eligible to participate in other health and/or welfare plans, such eligibility alone shall not affect Employee’s and Employee’s eligible dependents’ entitlement to continued participation in any group health, dental and vision insurance plans in which Employee and Employee’s eligible dependents are then enrolled. Except as hereinafter provided in Section 8(e)(v), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Employee as the result of employment through self-employment or by another employer, by retirement benefits, by unemployment compensation, by offset against any amount claimed to be owed by Employee to Company, or otherwise.
(v)To the extent that Employee terminates employment pursuant to Section 8(d), and subsequently becomes eligible for payments under this Section 8(e), the amount payable pursuant to this Section 8(e) shall be reduced by any payments previously made pursuant to Section 8(d), and, if a Release had been executed previously, Employee shall not be required to execute any additional Release. If a CIC Termination occurs prior to a Change in Control under this Section 8(e), the parties shall determine in good faith to what extent the severance payments under this Section 8(e) may be made in a lump sum or require continued installments under Section 8(d) in order to satisfy Section 409A.
(f)For purposes of calculating severance payments under Sections 8(d) and 8(e) of this Agreement, the Base Salary and Target Annual Bonus shall not take into account any reductions which would constitute Good Reason or which were made in the prior six (6) month period. All payments pursuant to this Section 8 shall be subject to Company’s withholding and reporting obligations.
(g)If Employee is in material breach of any post-employment obligations or covenants and such breach is not cured by Employee within ten (10) days following written notice from Company, Company shall have no obligation to pay Employee the Severance Payment or the CIC Severance

Payment, as applicable. Employee acknowledges the Severance Payment or the CIC Severance Payment, as applicable, and the Additional Vesting are adequate and independent consideration to support Employee’s General Release of claims referenced in Section 8(d), as it is something of value to which Employee would not have otherwise been entitled at termination had Employee not executed a General Release of claims.
9.PAYOLA, PLUGOLA AND CONFLICTS OF INTEREST
Employee acknowledges familiarity with Company policies on payola, plugola and sponsorship identification, pursuant to in Section 73.1212 of the Code of Federal Regulations, Sections 317, 507, and 508 of the Communications Act of 1934, as amended, and all rules and regulations of the Federal Trade Commission (“FTC”), including, but not limited to, disclosure of any financial or other relationships, with respect to endorsements, testimonials, interviews, or any other content (collectively “Payola Policies”), and warrants that Employee will fully comply with such policies, including, but not limited to, periodic training. Employee shall certify compliance with the Payola Policies from time to time as requested by the Company. Employee shall notify Company immediately in writing if there is any attempt to induce Employee to violate the Payola Policies.
10.OWNERSHIP OF MATERIALS
(a)Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire (the “Works”) and at all times are owned exclusively by Company, and in any event, Employee hereby assigns all ownership in such rights to Company. Employee understands that the Works may be modified or altered and expressly waives any rights of attribution or integrity or other rights in the nature of moral rights (droit morale) for all uses of the Works. Employee agrees to provide written notification to Company of any Works covered by this Agreement, execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms, even if no longer employed by Company. Employee agrees that Employee shall have no right to reproduce, distribute copies of, perform publicly, display publicly, or prepare derivative works based upon the Works. Employee hereby irrevocably designates and appoints Company as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf regarding obtaining and enforcing any intellectual property rights that were created by Employee during employment and related to the performance of Employee’s job. Employee agrees not to incorporate any intellectual property created by Employee prior to Employee’s employment, or created by any third party, into any Company work product. This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which invention was developed entirely on Employee’s own time, so long as the invention does not (i) relate directly to the business of Company, (ii) relate to Company’s actual or demonstrably anticipated research or development, or (iii) result from any work performed by Employee for Company.
(b)The terms of this Section 10 shall survive the expiration or termination of this Agreement for any reason.
11.PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns; provided, that Company shall remain secondarily liable for any payments or benefits hereunder in the event of an assignment not related to a sale of all or substantially all of Company’s assets. Employee hereby consents to the Agreement being enforced by any successor or assign of Company without the need for further notice to or consent by Employee. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.
12.GOVERNING LAW
This Agreement shall be governed by the laws of the State of New York and, subject to Section 15 hereof (Arbitration) Employee expressly consents to the personal jurisdiction of the New York state and federal courts for any lawsuit relating to this Agreement.
13.LITIGATION AND REGULATORY COOPERATION
During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during Employee’s employment with Company. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay Employee a per diem rate (based on Base Salary as of the last day of employment) for cooperation that occurs after Employee’s employment with Company, and reimburse Employee for reasonable expenses, including travel expenses, reasonable independent attorneys’ fees and costs. Any such cooperation following Employee’s employment with Company shall be subject to Employee’s business and personal commitments. Employee shall not be required to cooperate against her own legal interests or the legal interests of any subsequent employer.
14.INDEMNIFICATION
Company shall indemnify Employee to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject, to the extent required by applicable law, to an undertaking from Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Employee was not entitled to the reimbursement of such fees and expenses), and Employee will be entitled to the protection of any insurance policies that Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by her in connection with any action, suit or proceeding to which she may be made a party by reason of her being or having been a director, officer or employee of Company or any of its subsidiaries, or her serving or having served any other enterprise or benefit or equity plan as a director, officer, employee or fiduciary at the request of Company (other than any dispute, claim or controversy arising under or relating to this Agreement). Company covenants to maintain during Employee’s employment and for six (6) years thereafter for the benefit of Employee (in her capacity as an officer of Company) Directors and Officers Insurance providing benefits to Employee no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of Company by the Directors and Officers Insurance maintained by Company on the date hereof or, if greater, hereafter; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including Employee, if the Board determines in good faith that such insurance is not commercially available.
15.DISPUTE RESOLUTION

(a)Arbitration. This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce. This Dispute Resolution Provision applies to any dispute arising out of or related to Employee's employment with Company or termination of employment and shall apply to the Release. Nothing contained in this Provision shall be construed to prevent or excuse Employee from using Company’s existing internal procedures for resolution of complaints, and this Provision is not intended to be a substitute for the use of such procedures. Except as it otherwise provides, this Provision is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Provision requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of the Agreement or any portion of the Agreement. The Provision also applies, without limitation, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims.
(b)The following claims are excluded from this Provision: workers compensation, state disability insurance, unemployment insurance claims, and claims for benefits under employee benefit plans covered by the Employee Retirement Income Security Act that contain an appeal procedure or other exclusive and/or binding dispute resolution procedure in the respective plan. Disputes that may not be subject to pre-dispute arbitration agreements as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are also excluded from the coverage of this Provision. Nothing in this Provision prevents Employee from making a report to or filing a claim or charge with a government agency, including without limitation the Equal Employment Opportunity Commission, U.S. Department of Labor, U.S. Securities and Exchange Commission, National Labor Relations Board, or Office of Federal Contract Compliance Programs. Nothing in this Provision prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Agreement. This Provision also does not prevent federal administrative agencies from adjudicating claims and awarding remedies based on those claims, even if the claims would otherwise be covered by this Provision. Nothing in this Provision shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party's obligation to exhaust administrative remedies before making a claim in arbitration. Company will not retaliate against Employee for filing a claim with an administrative agency or for exercising rights (individually or in concert with others) under Section 7 of the National Labor Relations Act.
(c)The Arbitrator shall be selected by mutual agreement of Company and Employee. Unless Employee and Company mutually agree otherwise, the Arbitrator shall be an attorney licensed to practice in the location where the arbitration proceeding will be conducted or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration will be conducted. If for any reason the parties cannot agree to an Arbitrator, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral Arbitrator. The court shall then appoint an Arbitrator, who shall act under this Provision with the same force and effect as if the parties had selected the Arbitrator by mutual agreement. The location of the arbitration proceeding shall be no more than 45 miles from the place where Employee last worked for Company, unless each party to the arbitration agrees in writing otherwise.

(d)A demand for arbitration must be in writing and delivered by hand or first- class mail to the other party within the applicable statute of limitations period. Any demand for arbitration made to Company shall be provided to Company's Legal Department, 20880 Stone Oak Parkway, San Antonio, Texas 78258. The Arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.
(e)In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the Arbitrator. The Federal Rules of Civil Procedure shall govern any depositions or discovery efforts, and the arbitrator shall apply the Federal Rules of Civil Procedure when resolving any discovery disputes.
(f)Class Action Waiver. In the event of any dispute, controversy or claim arising out of employment with, or otherwise relating to Employee’s relationship with Company, claims may only be brought by Employee or by Company in Employee’s individual capacity, and not as a plaintiff or class member in any purported class, collective, or other joint proceeding. In that regard, Employee specifically agrees not to file, initiate directly or indirectly, join or participate in any class, collective, or other representative proceeding against Company and its respective directors, officers, agents, representatives and employees. If a class, collective, or other representative proceeding is filed purporting to include Employee, Employee shall promptly take all steps to refrain from opting in or to opt-out and will otherwise exclude him/herself from the proceeding, as applicable. Claims covered by this waiver may not be joined or consolidated with claims of other individuals without the consent of both Company and Employee. Notwithstanding any other clause contained in this Agreement, the preceding Class Action Waiver shall not be severable from this Provision in any case in which the dispute to be arbitrated is brought as a class, collective or representative action. Although an Employee will not be retaliated against, disciplined or threatened with discipline as a result of Employee’s exercising his or her rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum, Company may lawfully seek enforcement of this Provision and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. Notwithstanding any other clause contained in this Provision, any claim that all or part of the Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.
(g)Each party will pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by law, Company will pay the Arbitrator’s and arbitration fees. If under applicable law Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the parties by the Arbitrator in accordance with applicable law.
(h)Within thirty (30) days of the close of the arbitration hearing, any party will have the right to prepare, serve on the other party and file with the Arbitrator a brief. The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the Arbitrator. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

(i)Injunctive Relief. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.
(j)This Section 15 is the full and complete agreement relating to the formal resolution of employment-related disputes. In the event any portion of this Section 15 is deemed unenforceable and except as set forth in Section 15(f), the remainder of this Agreement will be enforceable.
(k)This Section 15 shall survive the expiration or termination of this Agreement for any reason.
Employee Initials: _________ Company Initials: ________
16.REPRESENTATIONS AND WARRANTIES OF EMPLOYEE
Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the rights of Company. Employee represents that Employee is under no disability that prevents Employee from performing the essential functions of Employee’s position, with or without reasonable accommodation.
17.LIMITATION ON PAYMENTS
(a)Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Employee or paid on Employee’s behalf (including any payment or benefit received in connection with a termination of Employee’s employment, whether pursuant to the terms of this Agreement, any other plan, arrangement or agreement or otherwise) (all such payments and benefits, including the payments and benefits under this Section 17, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may be imposed by any taxing authority) (such excise tax or similar tax, the “Excise Tax”), then the Total Payments shall be reduced solely to the extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income or payroll taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local or payroll income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). If a reduction is to occur pursuant to this Section 17(a), unless an affirmative election by Employee is permitted by (such that it would not result in taxation under) Section 409A of the Code, the reduction to the Total Payments shall be implemented in the following order: (x) cash severance payments under this Agreement; (y) accelerated vesting of any equity-based awards; (z) non-cash benefits under this Agreement; and any other payments or benefits under this Agreement or otherwise. If no reduction is to occur pursuant to this Section 17(a), the Total Payments shall be delivered and paid to Employee in full.

(b)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm and/or tax counsel appointed or engaged by Company with Employee’s prior written consent prior to any change in ownership or control (within the meaning of Treasury Regulations Section 1.280G-1, Q&As 27 - 29) (the “Independent Advisors”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the written opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)), in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G of the Code. In the event that the Independent Advisors are serving as accountants, auditors or counsel for the individual, entity or group effecting the change in ownership or control (within the meaning of Treasury Regulations Section 1.280G-1, Q&As 27 - 29), Company shall appoint another nationally recognized accounting firm and/or tax counsel to make the determinations hereunder, subject to the written consent of Employee which shall not be unreasonably withheld (which firm(s) shall then be referred to as the “Independent Advisors” hereunder). All determinations hereunder shall be made by the Independent Advisors, who shall provide detailed supporting calculations both to Company and Employee at such time as it is requested by Company or Employee. The determination of the Independent Advisors shall be final and binding upon Company and Employee, absent manifest error. Company shall be responsible for all charges for the Independent Advisors. Company and Employee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 17.
(c)Notwithstanding anything contained in this Agreement or any other agreement between the Employee and the Company or any of its subsidiaries to the contrary, the Employee and the Company shall in good faith attempt to agree on steps to ensure that no payments to which the Employee would otherwise be entitled to receive pursuant to this Agreement or any such other plan, arrangement or agreement will be “parachute payments” as defined in Section 280G(b)(2) of the Code and shall cooperate with each other to mitigate the impact of the Excise Tax and any potential reduction to payments or benefits provided under this Agreement, any other plan, arrangement or agreement or otherwise.
18.SECTION 409A COMPLIANCE
Payments under this Agreement (the “Payments”) are intended to be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A, the Regulations, applicable case law and administrative guidance. In the event that the parties determine that the payments and benefits under this Agreement are not in compliance with or exempt from Section 409A, the parties shall in good faith attempt to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder. All Payments shall be deemed to come from an unfunded plan. Notwithstanding any provision in this Agreement, all Payments subject to Section 409A will not be accelerated in time or schedule. Employee and Company will not be able to change the designated time or form of any Payments subject to Section

409A. To the extent that the period of time during which Employee may execute the Release spans two calendar years, the Severance Payment or CIC Severance Payment, as applicable shall be delayed until the second calendar year. In addition, to the extent the Severance Payment or the CIC Severance payment is deferred compensation and subject to Section 409A, it will only be payable upon a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with Company under Section 1.409A-1(h)(3). All payments hereunder shall be treated as separate payments for purposes of Section 409A. All references in this Agreement to a termination of employment and correlative terms shall be construed to require a “separation from service.” Notwithstanding anything herein to the contrary, to the extent that a Payment is subject to, and not exempt from, Section 409A, if Employee is a “specified employee” as such term is defined under Section 409A, payment of the Severance Payment or the CIC Severance Payment, as applicable shall be delayed for a period of six (6) months following Employee’s separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to penalties and interest under Section 409A. If the payments are delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, such as Employee’s death), Company shall pay Employee a lump sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such period.
19.MISCELLANEOUS
(a)Withholding. Company shall withhold from any amounts to be paid or benefits provided to Employee hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold.
(b)Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof for the period defined and, upon its Effective Date, supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements (oral or written) regarding the subject matter of this Agreement, including without limitation that certain Employment Agreement by and between Employee and Company effective as of April 1, 2022. To the extent this Agreement has been executed prior to its Effective Date and other agreements are in place as of the date of execution, such other agreements remain in place until the Effective Date has been reached, and the terms of this Agreement shall not be in effect unless and until the Effective Date has been reached.
(c)Amendments. This Agreement may not be modified or amended except in writing signed by Employee and Company and approved by a representative of Company’s Legal Department. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement.
(d)Full Performance. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition.
(e)Blue Pencil; Injunctive Relief. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 4, 5, 6, and 10, are material terms of this Agreement, reasonable in scope and duration and are necessary to protect Company’s Confidential Information, goodwill, specialized training expertise, and legitimate business interests. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, or 6, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation. Employee agrees that no bond will be required if an injunction is sought to enforce any of the covenants previously set forth herein.
(f)Expiration of Employment Period. In the event that Employee’s employment continues for any period of time following the end of the Employment Period, unless and until agreed to in a new executed agreement, such employment or continuation thereof is “at-will” and may be terminated at any time by either party.
(g)Construction. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof. Nothing in this Agreement shall be construed to control or modify which entity (among Company’s family of entities) is Employee’s legal employer for purposes of any laws or regulations governing the employment relationship.
(h)Company Policies. Employee acknowledges receipt of the iHeartMedia Employee Guide (“Employee Guide”), Code of Conduct and other Company policies (available on Company’s intranet website) and agrees to review and abide by their terms, which along with any other policy referenced in this Agreement may be amended from time to time at Company’s discretion. Employee understands that Company policies do not constitute a contract between Employee and Company. Any conflict between such policies and this Agreement shall be resolved in favor of this Agreement.
(i)Effective Date. Upon full execution by all parties, this Agreement shall be effective on the Effective Date in Section 1.

EMPLOYEE:
/s/ Jordan R. Fasbender____________________ Date: 10/28/2024_______________
Jordan R. Fasbender
COMPANY:
/s/ Richard J. Bressler__________________ Date: 10/25/2024_______________
Richard J. Bressler
President, Chief Operating Officer and Chief Financial Officer